--------
 FORM 5
--------

[ ] Check this box if
    no longer subject                                  U.S. SECURITIES AND EXCHANGE COMMISSION
    to Section 16. Form 4                                         WASHINGTON, DC 20549
    or Form 5 obligations
    may continue. See                                ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Instruction 1(b)
                                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
[ ] Form 3 Holdings Reported            Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
[ ] Form 4 Transactions Reported                            of the Investment Company Act of 1940


----------------------------------------------------------------------------------------------------------------------------------|
|1.Name and Address of Reporting Person*   |2.Issuer Name and Ticker or Trading Symbol  |6.Relationship of Reporting Person       |
|                                          |                                            |  to Issuer (Check all applicable)       |
|    Krucker     Thomas       F            | American Water Star, Inc. (AMWS)           |                                         |
|------------------------------------------|                                            |  [X] Director     [ ] 10% Owner         |
|    (Last)     (First)     (Middle)       |                                            |  [X] Officer      [ ] Other (specify    |
-------------------------------------------|--------------------------------------------|      (give            below)            |
|                                          |3.IRS Identification   |4.Statement for     |       title                             |
|    4560 S. Decatur Blvd., Suite 204      |  Number of Reporting  |  Month/Year        |       below)                            |
|------------------------------------------|  Person, if an entity |                    |                                         |
|               (Street)                   |  (Voluntary)          |  12/02             |   Secretary/Treasurer, CFO and Director |
|                                          |                       |--------------------|-----------------------------------------|
|      Las Vegas       NV        89103     |                       |5.If Amendment,     |7.Individual or Joint/Group Reporting    |
|------------------------------------------|                       |  Date of Original  |  (check applicable line)                |
|        (City)      (State)      (Zip)    |                       |  (Month/Year)      |                                         |
|                                          |                       |                    |  [X] Form filed by One Reporting Person |
|                                          |                       |                    |  [ ] Form filed by More than One        |
|                                          |                       |                    |      Reporting Person                   |
|---------------------------------------------------------------------------------------------------------------------------------|


                          TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security           |2.Trans-|2A.Deemed|3.Trans- |4.Securities Acquired (A)   |5.Amount of    |6.Owner-   |7.Nature    |
|  (Instr. 3)                  |  action|Execution|  action |  or Disposed of (D)        |  Securities   |  ship     |  of In-    |
|                              |  Date  |Date, if |  Code   |  (Instr. 3, 4 and 5)       |  Beneficially |  Form:    |  direct    |
|                              |        |any      |  (Instr.|                            |  Owned at End |  Direct   |  Benefi-   |
|                              | (Month/|         |  8)     |                            |  of Issuer's  |  (D) or   |  cial      |
|                              |  Day/  |         |         |----------------------------|  Fiscal Year  |  Indirect |  Owner-    |
|                              |  Year) |         |         |           |(A)or|          | (Instr. 3 and |  (I)      |  ship      |
|                              |        |         |         |  Amount   |(D)  |  Price   |  4)           | (Instr. 4)| (Instr. 4) |
|---------------------------------------------------------------------------------------------------------------------------------|
| Common Stock                 |        |         |         |           |     |          |  7,639,058    |     D     |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |        |         |         |           |     |          |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |        |         |         |           |     |          |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |        |         |         |           |     |          |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |        |         |         |           |     |          |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |        |         |         |           |     |          |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |        |         |         |           |     |          |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
|                              |        |         |         |           |     |          |               |           |            |
|---------------------------------------------------------------------------------------------------------------------------------|
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).



FORM 5 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                         (e.g., puts, calls warrants options, convertible securities)

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title |2.Conver-|3.Trans-|3A.Deemed|4.Trans-|5.Number of Der- |6.Date Exer- |7.Title and    |8.Price|9.Number|10.Owner-|11.Na- |
|of Deri-| sion or | action |Execution|action  |ivative Securi-  | cisable and |Amount of      | of    | of Der-| ship    | ture  |
|vative  | Exercise| Date   |Date, if |Code    |ties Acquired (A)| Expiration  |Underlying     | Deriv-| ivative| Form    | of In-|
|Security| Price of|(Month/ |any      |(Instr. |or Disposed of   | Date        |Securities     | ative | Secur- | of Deri-| direct|
|(Instr. | Deriv-  | Day/   |(Month/  | 8)     |(D) (Instr.3, 4  | (Month/Day/ |(Instr. 3 and  | Secur-| ities  | vative  | Bene- |
| 3)     | ative   | Year)  | Day/    |        |and 5)           |  Year)      | 4)            | ity   | Benefi-| Secu-   | ficial|
|        | Security|        | Year)   |        |                 |             |               |(Instr.| cially | rity:   | Own-  |
|        |         |        |         |        |                 |-------------|---------------| 5)    | Owned  | Direct  | ership|
|        |         |        |         |        |                 |      |      |       |Amount |       | at End | (D) or  |(Instr.|
|        |         |        |         |        |                 |Date  |Expir-|       |or     |       | of     | Indi-   | 4)    |
|        |         |        |         |        |                 |Exer- |ation | Title |Number |       | Year   | rect (I)|       |
|        |         |        |         |        |-----------------|cis-  |Date  |       |of     |       |(Inst.4)|(Instr.4)|       |
|        |         |        |         |        |  (A)   |  (D)   |able  |      |       |Shares |       |        |         |       |
|--------|---------|--------|---------|--------|--------|--------|------|------|-------|-------|-------|--------|---------|-------|
|        |         |        |         |        |        |        |      |      |       |       |       |        |         |       |
|--------|---------|--------|---------|--------|--------|--------|------|------|-------|-------|-------|--------|---------|-------|
|        |         |        |         |        |        |        |      |      |       |       |       |        |         |       |
|--------|---------|--------|---------|--------|--------|--------|------|------|-------|-------|-------|--------|---------|-------|
|        |         |        |         |        |        |        |      |      |       |       |       |        |         |       |
|--------|---------|--------|---------|--------|--------|--------|------|------|-------|-------|-------|--------|---------|-------|
|        |         |        |         |        |        |        |      |      |       |       |       |        |         |       |
|--------|---------|--------|---------|--------|--------|--------|------|------|-------|-------|-------|--------|---------|-------|
|        |         |        |         |        |        |        |      |      |       |       |       |        |         |       |
|--------|---------|--------|---------|--------|--------|--------|------|------|-------|-------|-------|--------|---------|-------|
|        |         |        |         |        |        |        |      |      |       |       |       |        |         |       |
|--------|---------|--------|---------|--------|--------|--------|------|------|-------|-------|-------|--------|---------|-------|
|        |         |        |         |        |        |        |      |      |       |       |       |        |         |       |
|--------|---------|--------|---------|--------|--------|--------|------|------|-------|-------|-------|--------|---------|-------|
|        |         |        |         |        |        |        |      |      |       |       |       |        |         |       |
|--------|---------|--------|---------|--------|--------|--------|------|------|-------|-------|-------|--------|---------|-------|
Explanation of Responses:









                                                                          /s/ Thomas F. Krucker                  February 7, 2003
                                                                          **Signature of Reporting Person              Date


**    Intentonal misstatements or omissions of facts constitute Federal Criminal violations.
      See 18U.S.V. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                                   Page 2

Last Update: 09/03/02
